EXHIBIT 10.49

Fifth Amendment Agreement and Waiver ("Waiver")
to

Re: Note Purchase Agreements Dated as of September 10, 2001

and 7.56% Secured Notes due September 10, 2011

Dated as of

March 31, 2003

To Each of the holders

listed in Schedule A to

this Waiver

Ladies and Gentlemen:

Reference is made to (i) the separate Note Purchase Agreements each dated as of September 10, 2001 as amended by the First Amendment Agreement dated as of March 12, 2002, among the Obligors (defined below) and each of you and as amended by the Second Amendment Agreement dated as of May 13, 2002, among the Obligors and each of you and as amended by the Third Amendment Agreement dated as of August 14, 2002 among the Obligors and each of you and as amended by the Fourth Amendment Agreement and Limited Waiver dated as of November 14, 2002 among the Obligors and each of you and as amended by those certain Letter Agreements dated as of December 20, 2003, January 10, 2003, January 31, 2003, February 14, 2003 and March 5, 2003 among the Obligors, the lenders under the Credit Agreement, the Collateral Agent from time to time (as defined below) and each of you (the "Existing Note Purchase Agreements", and, as amended hereby, the "Note Purchase Agreements"), among Astec Industries, Inc., a Tennessee corporation (the "Company"), Astec Financial Services, Inc., a Tennessee corporation ("Financial" and, together with the Company, the "Obligors"), and the holders named on Schedule A attached thereto, respectively, (ii) the $80,000,000 aggregate principal amount of 7.56% Senior Secured Notes due September 10, 2011 of the Obligors (as amended, the "Notes"), (iii) the Pledge Agreement dated as of September 10, 2001 (as amended, the "Pledge Agreement") between the Company and Bank One, NA, a national banking association as collateral agent (the "Collateral Agent"), (iv) the Security Agreement dated as of May 13, 2002 (as amended, the "Security Agreement") among the Obligors, the other Credit Parties (as defined therein) and the Collateral Agent and (v) the Intercreditor and Collateral Agency Agreement dated as of September 10, 2000 by and among the Collateral Agent in its capacity as Collateral Agent, Agent and Lender (each as defined therein), the several lenders party thereto, and each of you, as amended by the First Amendment to Intercreditor and Collateral Agency Agreement dated as of May 13, 2002 among the Collateral Agent in its capacity as Collateral Agent, Agent and Lender, the several lenders party thereto and each of you and the Second Amendment to Intercreditor and Collateral Agency Agreement dated as of November 14, 2002 among the Collateral Agent in its capacity as Collateral Agent, Agent and Lender, the several lenders party thereto and each of you (as amended, the "Intercreditor Agreement").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors request an amendment of certain provisions of the Existing Note Purchase Agreements and a waiver of certain violations of the Existing Note Purchase Agreements as hereinafter provided.

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Obligors of similar acceptances from the Required Holders of the Notes, this Waiver shall constitute a contract between us amending the Existing Note Purchase Agreements and waiving the exercise of certain rights of the holders under the Existing Note Purchase Agreements as of March 31, 2003, but only in the respects hereinafter set forth:

Section 1. Amendments to Existing Note Purchase Agreements.

Section 1.1. Section 10.3 of the Existing Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

"Section 10.3. Consolidated Total Debt Coverage. At all times after the date hereof, the Obligors will not permit the ratio of Consolidated Total Debt (excluding Guaranties of an Obligor or any Subsidiary for notes and accounts receivable sold of up to $5,000,000 in the aggregate in respect of true sale securitization transactions) to Consolidated Operating Cash Flow to exceed the following on each date measured as of each date. For the 2003 calendar year, calculations shall be computed in the elapsed portion of the Company's fiscal year and annualized. For all periods after December 31, 2003, the calculations shall be computed as at the end of each fiscal quarter, in each case for the immediately preceding four-quarter period, taken as a single accounting period ending on the date of calculation.

June 30, 2003	4.05 :1.0
July 31, 2003	3.98 :1.0
August 31, 2003	4.06 :1.0
September 30, 2003	4.18 :1.0
October 31, 2003	4.24 :1.0
November 30, 2003	4.56 :1.0
December 31, 2003	5.01 :1.0
for each fiscal quarter ending on or after March 31, 2004	3:00 :1.0

Section 1.2. Section 10.4 of the Existing Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

"Section 10.4. Fixed Charge Coverage. The Obligors will not permit, on each date below, the ratio of Consolidated Earnings Available for Fixed Charges to Consolidated Fixed Charges (the components of which, for any date between and including April 1, 2003 and December 31, 2003, shall be computed for the elapsed portion of such fiscal year and annualized; and the components of which, for the end of each fiscal quarter thereafter shall be computed for the immediately preceding four-quarter period, taken as a single accounting period ending on the date of calculation) to be less than the following ratios:

June 30, 2003	1.55 :1.0
July 31, 2003	1.49 :1.0
August 31, 2003	1.42 :1.0
September 30, 2003	1.25 :1.0
October 31, 2003	1.10 :1.0
November 30, 2003	0.93 :1.0
December 31, 2003	0.74 :1.0
For each fiscal quarter ending on or after March 31, 2004	2:00 :1.0

Section 1.3. Section 10.14 of the Existing Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

Section 10.14. Minimum EBITDA. The Obligors shall not permit EBITDA as calculated on a rolling four-month basis at each date set forth below, to be less than the amount indicated below opposite each such date.

April 2003	$6.82 million
May 2003	$10.91 million
June 2003	$14.88 million
July 2003	$12.94 million
August 2003	$11.24 million
September 2003	$8.26 million
October 2003	$5.10 million
November 2003	$3.20 million
December 2003 and each month thereafter	$1.15 million

Solely for the purposes of determining compliance by the Obligors with the provisions of Sections 10.3, 10.4 and 10.14, and for no other purposes whatsoever under any of the Notes Documents, the Make-Whole Amount required to be paid shall be deemed to be zero.

Section 1.4. Section 10 of the Existing Note Purchase Agreements shall be and is hereby amended by added the following thereto:

Section 10.15. Consolidated Net Revenue. The Obligors shall not permit Consolidated Net Revenue, as calculated on a rolling four-month basis, at the end of the periods set forth below to be less than the amount indicated below opposite each such period.

April 2003	$151.04 million
May 2003	$158.58 million
June 2003	$167.14 million
July 2003	$162.42 million
August 2003	$154.06 million
September 2003	$142.23 million
October 2003	$131.36 million
November 2003	$124.81 million
December 2003 and each month thereafter	$120.37 million

Section 10.16. Collateral Account. The Obligors shall not permit the balance of funds on deposit in the Collateral Account (as defined in that certain Consent Letter, dated as of December 20, 2002, by and among the Obligors, the Collateral Agent, the Banks, the Agent and the holders) at any time during the periods set forth below to be less than the amount indicated below opposite each such period:

Period	Balance
May 31, 2003 through June 29, 2003	$23.72 million
June 30, 2003 through July 30, 2003	$29.71 million
July 31, 2003 through August 30, 2003	$34.84 million
August 31, 2003 through September 29, 2003	$37.79 million
September 30, 2003 through October 30, 2003	$41.59 million
October 31, 2003 through November 29, 2003	$48.05 million
November 30, 2003 through December 30, 2003	$49.95 million
December 31, 2003 and thereafter	$52.23 million

Section 10.17. Maximum Recourse. The Company shall not permit the aggregate amount of recourse obligations of itself and its Subsidiaries to exceed $13,500,000 without the consent of the Required Holders.

Section 10.18. Fixed Asset Expenditures. The Obligors will not, nor will they permit any of their Subsidiaries to, expend, or be committed to expend during any period set forth below, in the acquisition of fixed assets, an amount in excess of the amount indicated below opposite each such period, such amounts to be computed in the aggregate for the Obligors and their Subsidiaries:

January 31, 2003 through March 31, 2003	$1.789 million
April 1, 2003 through June 30, 2003	$1.860 million
July 1, 2003 through September 30, 2003	$1.057 million
October 1, 2003 through December 31, 2003	$328,000

; provided that any amount not spent or committed in a given period shall carry forward into the following periods; provided further that any amounts permitted but not used prior to December 31, 2003 shall not carry forward.

Section 1.5. Section 11(c) shall be and is hereby amended by deleting "; or" at the end thereof and adding:

"or any Obligor defaults in the performance of or compliance with any term or provision found in the Fourth Amendment Agreement or Fifth Amendment Agreement or that certain Third Amendment to the Intercreditor and Collateral Agency Agreement, dated as of March 31, 2003 by and among the Agent, the Collateral Agent and the Banks and the holders; or"

Section 1.6. Schedule B to the Existing Note Purchase Agreements shall be and is hereby amended by adding or revising the following definitions thereto in alphabetical order:

"Agent" shall have the meaning set forth in the Bank Credit Agreement.

"Collateral Account" shall have the meaning set forth in Section 10.16 hereto.

"Consolidated Net Earnings" shall mean the net earnings (or loss) of the Company and its Subsidiaries (excluding Special Purpose Subsidiaries) for such period (taken as a cumulative whole), as determined in accordance with GAAP, plus (to the extent deducted to calculate Consolidated Net Earnings) (i) the amount of the Amendment Fee (as defined therein) paid in connection with the Fifth Amendment to Credit Agreement, (ii) the amount of the Amendment Fee (as defined therein) paid in connection with the Fifth Amendment Agreement, (iii) any recording or filing fees paid in connection with the perfection of the Collateral Agent's security interest in the Obligors and their Subsidiaries' real estate, intellectual property, deposit and disbursement accounts, and other assets, (iv) any fees paid for title insurance on the real estate described in clause (iii) above, and (v) any fees paid by the Obligors and their Subsidiaries for appraisals of real estate required by the Fifth Amendment to Credit Agreement and the Fifth Amendment Agreement.

"Consolidated Net Revenue" shall mean the consolidated net revenue of the Obligors and their Subsidiaries for the most recently completed fiscal year determined on a consolidated basis in accordance with GAAP.

"Fifth Amendment Agreement" shall mean the Fifth Amendment Agreement and Waiver dated as of March 31, 2003, to the Note Purchase Agreements as amended by the First Amendment Agreement, Second Amendment Agreement, Third Amendment Agreement and Fourth Amendment Agreement.

"Fifth Amendment to Credit Agreement" shall mean the Amendment No. 5 to Credit Agreement and Waiver dated as of March 31, 2003 among the Obligors, the Banks, the Collateral Agent and Agent.

Section 2. Waiver of Default under Note Purchase Agreements.

The Required Holders waive their right to exercise remedies under Section 12 of the Note Purchase Agreements to the extent, and only to the extent, such rights arise solely as a result of a violation of Sections 10.3 or 10.4 of the Note Purchase Agreements as of December 31, 2002 and March 31, 2003 to the extent that (i) the Consolidated Total Debt Coverage Ratio was greater than 4.75 to 1.00, but not greater than 7.50 to 1.00, as of December 31, 2002 and greater than 3.20 to 1.00 but not greater than 19.00 to 1.00, as of March 31, 2003, and (ii) the Fixed Charge Coverage Ratio was less than 1.00 to 1.00, but not less than .40 to 1.00, as of December 31, 2002 and less than 1.15 to 1.00 but not less than .01 to 1.00 as of March 31, 2003, but for no other purposes. The Company acknowledges that notwithstanding the foregoing waiver of rights to exercise remedies, an Event of Default shall be deemed to exist for all other purposes under the Financing Documents including, but without limitation, for the purposes of determining the rights of the Company or any Subsidiary to enter into transactions contemplated by Sections 10.7, 10.8, 10.9 and 10.10 of the Note Purchase Agreements. The Company further acknowledges that the waiver in this Section 2 in no way constitutes a waiver of the Company's delivery obligations for the periods ending December 31, 2002 and March 31, 2003.

Section 3. Conditions Precedent.

This Waiver shall not become effective until, and shall become effective on, the Business Day (the "Effective Date") when each of the following conditions shall have been satisfied:

(a) Each holder shall have received this Waiver, duly executed by the Obligors.

(b) The Required Holders shall have consented to this Waiver as evidenced by their execution thereof.

(c) The representations and warranties of the Obligors set forth in Section 4 and the acknowledgments set forth in Section 5 hereof shall be true and correct in all material respects as of the date of the execution and delivery of this Waiver.

(d) Any consents or approvals from any holder or holders of any outstanding security of the Obligors or any Subsidiary and any amendments of agreements pursuant to which any securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.

(e) Each holder shall have received such Officer's Certificate and such certificates of a secretarial officer of each Obligor as it may reasonably request with respect to this Waiver and the transactions contemplated hereby.

(f) The Obligors shall have paid the fees and disbursements of the holders' special counsel, Chapman and Cutler, incurred in connection with the negotiation, preparation, execution and delivery of this Waiver and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Obligors at the time of the execution and delivery of this Waiver. Upon receipt of any supplemental statement after the execution of this Waiver, the Obligors will pay such additional fees and disbursements of the holders' special counsel which were not reflected in its accounting records as of the time of the delivery of the initial statement of fees and disbursements.

(g) Each holder shall have received a fully executed copy of Fifth Amendment to Credit Agreement, which shall be satisfactory in form and substance to the holders, a copy of which is attached hereto as Exhibit B.

(h) Each holder shall have received a fully executed copy of the Third Amendment to Intercreditor and Collateral Agency Agreement dated as of March 31, 2003, by and among, the Agent, the Collateral Agent, the Banks and the holders.

(i) All corporate and other proceedings in connection with the transactions contemplated by this Waiver and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(j) Each holder shall have received their pro rata portion of the first installment of an amendment fee (the "Amendment Fee") equal to $200,000, which fee shall be deducted from the Collateral Account.

(k) The Company shall deliver to the holders a listing of (i) all intellectual property of the Obligors and their Subsidiaries, (ii) all real estate of the Obligors and their Subsidiaries in which the Collateral Agent does not have a perfected security interest and (iii) to the extent that any such asset has a book value in excess of $500,000, any other asset of the Obligors and their Subsidiaries in which the holders do not have a perfected security interest and such other documents as the holders or their counsel may have reasonably requested.

Section 4. Representations and Warranties and Additional Agreements.

The Obligors hereby represent, warrant and agree that:

(a) Each Obligor is duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

(b) Each Obligor has the corporate power to own its property and to carry on its business as now being conducted.

(c) Each Obligor is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the failure to do so would, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), assets, operations, properties or prospects of such Obligor.

(d) This Waiver and the transactions contemplated hereby are within the corporate powers of each Obligor, have been duly authorized by all necessary corporate action on the part of each Obligor and this Waiver has been duly executed and delivered by each Obligor and constitute legal, valid and binding obligations of each Obligor enforceable in accordance with their respective terms.

(e) Each Obligor represents and warrants that there are no other defaults under the Note Purchase Agreements other than defaults under the provisions of the Note Purchase Agreements as a result of violations of Sections 10.3 and 10.4 thereof as a result of (i) the Consolidated Total Debt Coverage Ratio being greater than 4.75 to 1.0 as of December 31, 2002 but not greater than 7.50 to 1.00 and greater than 3.20 to 1.00, but not greater than 19.00 to 1.00 as of March 31, 2003, and (ii) the Fixed Charge Coverage Ratio being less than 1.00 to 1.00 but not less than .40 to 1.00 as of December 31, 2002 and less than 1.15 to 1.00 but not less than .01 1.00 as of March 31, 2003.

(f) The execution, delivery and performance of this Waiver by each Obligor does not and will not result in a violation of or default under (A) the articles of incorporation or bylaws of such Obligor, (B) any material agreement to which each Obligor is a party or by which it is bound or to which such Obligor or any of its properties is subject, (C) any material order, writ, injunction or decree binding on each Obligor, or (D) any material statute, regulation, rule or other law applicable to each Obligor.

(g) No authorization, consent, approval, exemption or action by or notice to or filing with any court or administrative or governmental body (other than periodic filings with regulatory authorities, none of which are required to be filed as of the effective date of this Waiver) is required in connection with the execution and delivery of this Waiver or the consummation of the transactions contemplated thereby.

(h) All domestic deposit accounts and disbursement accounts of Obligors and their Subsidiaries (any such domestic deposit accounts or disbursement amount, a "Deposit Account") the balances of which exceed $25,000 as of the Effective Date and which are not maintained with any of the Banks are listed on Schedule 4(h) hereto. The aggregate balance of the domestic deposit accounts and disbursement accounts of the Obligors and their Subsidiaries the balances of which do not exceed $25,000 as of the Effective Date and which are not maintained with any of the Banks does not exceed $250,000.

(i) The Obligors have not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby including, without limitation thereof, in connection with the Credit Agreement dated as of September 10, 2001, as amended among the Obligors, the lender parties thereto and Bank One NA, as agent for such lenders, other than (i) reduction of total commitment under the Bank Credit Agreement from $125,000,000 to $60,700,000, (ii) the payment of legal fees of counsel to the Lenders and the Agent under the First Amendment to Credit Agreement, the Second Amendment to Credit Agreement, the Third Amendment to Credit Agreement and the Fourth Amendment to Credit Agreement, (iii) the payment of the fees referred to in Section 4.3 of the First Amendment to Credit Agreement in an aggregate amount not in excess of $125,000 plus such other fees payable to the Agent as have been separately agreed to by the Agent and Obligors in connection with the First Amendment to Credit Agreement, (iv) the payment of the fees referred to in Section 4(b) of the Second Amendment to Credit Agreement in an aggregate amount not in excess of $125,000 plus such other fees payable to the Agent as have been separately agreed to by the Agent and Obligors in connection with the Second Amendment to Credit Agreement and (v) the payment of the Amendment Fee (defined in the Fifth Amendment to Credit Agreement).

(j) The Company shall continue to utilize in a manner satisfactory to the Required Holders and the Company the services of the consultant, Alvarez & Marsal for the purpose of reviewing and analyzing the business and cash flows of the Company and its Subsidiaries.

(k) The Company shall not permit any Subsidiary to underwrite any financing of equipment for customers through loans or leases, provided that the Company and its Subsidiaries shall not be prohibited from offering customary trade terms to its customers.

(l) If all unpaid principal and accrued and unpaid interest under the Notes, the Make Whole Amount and any other expenses, reimbursements, indemnities and other obligations under the Note Purchase Agreements (collectively, the "Obligations") of the Obligors to the holders have not been paid in full by April 18, 2003 (or such later date as agreed to by the Required Holders), the Company shall meet with the Required Holders to present a written overview of the Company's business and review alternate refinancing strategies.

(m) If the Obligations of the Obligors to the holders have not been paid in full by April 18, 2003 (or such later date as agreed to by the Required Holders), the Company shall pay for appraisals of all the real property of the Company and its subsidiaries by an appraiser selected by the Agent to the reasonable satisfaction of the Required Holders such appraisals to be initiated by the Agent or the Required Holders. The Company shall cause such appraisals to be completed by a date satisfactory to the Agent and the Required Holders.

(n) The Company shall continue to provide to the holders on the last Business Day of each week cash flow forecasts, containing the same information as provided to the Banks ("Weekly Cash Flow Reports"), signed by the Company's chief financial officer and in a form satisfactory to the Required Holders. The signature of the Company's chief financial officer on such Weekly Cash Flow Reports shall not constitute a representation as to the correctness of the calculations of accounts payable or accounts receivable in such Weekly Cash Flow Reports, but shall constitute a representation as to the good faith of such calculations.

(o) The Company shall cause any refund relating to the filing of its consolidated income tax return for the 2002 fiscal year to be deposited into the Collateral Account within two (2) Business Days of receipt.

(p) By April 11, 2003, the Company shall cause the Collateral Agent, for the benefit of itself, the Agent, the Banks and the holders, to have a first priority perfected security interest in the Company's Dassault Breguet Falcon 10 jet. If the Obligations of the Obligors to the holders have not been paid in full by April 15, 2003, the Company shall cause the Collateral Agent, for the benefit of itself, the Agent, the Banks and the holders, to have a first priority perfected security interest in (1) any real estate of the Obligors or any of their Subsidiaries in which the Collateral Agent does not have a perfected security interest, (2) any intellectual property of the Obligors and their Subsidiaries, and (3) to the extent that any such asset has a book value in excess of $500,000, any other asset of the Obligors and their Subsidiaries in which the Collateral Agent does not have a perfected security interest. The Company shall cause the security interest in real estate to be perfected by May 15, 2003, or such later date as the Required Holders may agree. The Company shall cause the security interest in intellectual property to be perfected by April 15, 2003, or such later date as the Required Holders may agree. The Company shall cause the security interest in the assets described in clause 3 of this clause (i) to be perfected by April 15, 2003, or such later date as the Required Holders may agree.

(q) The Company shall include in each Weekly Cash Flow Report a calculation of the average aggregate daily cash balance of the Company and its Subsidiaries (computed on a rolling ten Business Day basis, the last day of which ten day period shall be the second Business Day preceding the date of the Weekly Cash Flow Report) (such balance, the "Average Daily Balance"), and if the Average Daily Balance exceeds $9,000,000 (such excess, the "Cash Excess", and the date of the Weekly Cash Flow Report setting forth such Cash Excess, the "Cash Excess Date"), the Company shall deposit on the Cash Excess Date an amount equal to the Cash Excess (such amount, the "Cash Excess Deposit") into the Collateral Account. Notwithstanding the occurrence of intervening Cash Excess Dates, no fewer than ten (10) Business Days must elapse between Cash Excess Deposits.

(r) If the Obligations of the Obligors to the holders have not been paid in full by May 23, 2003, then on such date, the Company shall pay to the holders, an amount equal to the second installment of the Amendment Fee equal to $400,000 and (ii) if the Obligations of the Obligors to the holders have not been paid in full by June 30, 2003, then on such date, the Company shall pay to the holders, the third installment of the Amendment Fee equal to $600,000; it being understood that the entire Amendment Fee is earned on the Effective Date and that payment of such Amendment Fee shall come from the Collateral Account.

(s) The Company will deliver to the holders within 30 days of the end of each month (i) consolidated and consolidating unaudited balance sheets as at the close of each such month and consolidated and consolidating profit and loss and a statement of cash flows for such month and for the period from the beginning of such fiscal year to the end of such month, the calculations therein to be compared against the corresponding figures in the modified budget prepared on March 5, 2003 by Alvarez & Marshal, (ii) a compliance certificate, (iii) a backlog report, (iv) an accounts receivable aging report, (v) an accounts payable aging report, and (vi) a consolidated recourse report, each of the items in clauses (i) through (vi) of this clause (s) in a form acceptable to the Required Holders and signed by the Company's chief financial officer.

(t) By the earlier of April 15, 2003 and within two days of receipt by the Company in draft form upon the holders request, the Company shall deliver to the holders appraisals of the inventory, machinery and equipment of the Obligors and their Subsidiaries in form and detail reasonably satisfactory to the Required Holders.

(u) If at any time a Deposit Account of the Obligors or their Subsidiaries exists which (i) is not subject to a Pledged Account Agreement (ii) is not maintained with one of the Banks and (iii) either (x) has a balance of less than $25,000 and causes the aggregate balance of the Deposit Accounts of the Obligors and their Subsidiaries subjected to a Pledged Account Agreement which are not maintained with any of the Banks to exceed $250,000, or (y) has a balance in excess of $25,000, then the Company shall, or shall cause the related Obligor or its Subsidiary to, enter into a Pledged Account Agreement pledging to the Collateral Agent, for the benefit of itself, the Agent, the Banks, and the holders, a security interest in such Deposit Account.

(v) By April 4, 2003, the Company shall deliver to the Collateral Agent pledged account agreements in form and substance satisfactory to the Agent ("Pledged Account Agreements") pledging to the Collateral Agent, for the benefit of itself, the Agent, the Banks, and the Holders, a security interest in the deposit and disbursement accounts listed on Schedule 3(d) hereto;

Section 5. Acknowledgments.

The Obligors acknowledge, agree, confirm and ratify that any direction, demand or notice under the Collateral Documents (as defined in the Intercreditor Agreement) by the Collateral Agent is subject to the terms and conditions of the Intercreditor Agreement.

Section 6. Miscellaneous.

Section 6.1. Except as amended herein, all terms and provisions of the Note Purchase Agreements, the Notes, the Pledge Agreement, the Security Agreement, the Intercreditor Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 6.2. Any and all notices, requests, certificates and other instruments, including the Notes, may refer to any of the Financing Documents without making specific reference to this Waiver, but nevertheless all such references shall be deemed to include this Waiver unless the context shall otherwise require. Your acceptance hereof will also constitute your agreement that prior to any sale, assignment, transfer, pledge or other disposition by you of any Notes, you shall either (i) impose on the Notes so to be disposed of an appropriate endorsement referring to this Waiver as binding on the parties hereto and upon any and all future holders of such Notes or (ii) at your option at any time, surrender such Notes for new Notes of the same form and tenor as the Notes so surrendered but revised to contain express textual reference to this Waiver. All expenses for the preparation of such new Notes and the exchange for such new Notes are to be borne by the Obligors.

Section 6.3. This Waiver and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All covenants made by the Obligors herein shall survive the closing and the delivery of this Waiver.

Section 6.4. This Waiver shall be governed by and construed in accordance with Illinois law.

Section 6.5. The capitalized terms used in this Waiver shall have the respective meanings specified in the Note Purchase Agreements unless otherwise herein defined, or the context hereof shall otherwise require.

The execution hereof by the holders shall constitute a contract among the Obligors and the holders for the uses and purposes hereinabove set forth. This Waiver may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Astec Industries, Inc.

By /s/ F. McKamy Hall

Its Vice President and CFO

Astec Financial Services, Inc.

By /s/ Albert E. Guth

Its President,

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

American United Life Insurance Company

By /s/ Christopher D. Pahlke

Name: Christopher D. Pahlke

Title: Vice President Private Placements

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

The Guardian Life Insurance Company of America

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

The Guardian Insurance & Annuity Company, Inc.

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

Fort Dearborn Life Insurance Company

By: Guardian Investor Services LLC

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

The Berkshire Life Insurance Company of America

By /s/ Brian Keating

Name: Brian Keating

Title: Director, Fixed Income

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

National Life Insurance Company

By /s/ Scott Higgins

Name: R. Scott Higgins

Title: Vice President, NL Capital Management, Inc.

Life Insurance Company of the Southwest

By /s/ Scott Higgins

Name: R. Scott Higgins

Title: Vice President, NL Capital Management, Inc.

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Unum Life Insurance Company of America

By: Provident Investment Management, LLC, its Agent

By /s/ Ben Vance

Name: Ben Vance

Title: Assistant Vice President

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

United of Omaha Life Insurance Company

By /s/ Edwin H. Garrison, Jr.

Name: Edwin H. Garrison, Jr.

Title: First Vice President

Companion Life Insurance Company

By /s/ Edwin H. Garrison, Jr.

Name: Edwin H. Garrison, Jr.

Title: First Vice President

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Nationwide Life Insurance Company

By /s/ Joseph P. Young

Name: Joseph P. Young

Title: Fixed Income Securities

Nationwide Life and Annuity Insurance Company

By /s/ Joseph P. Young

Name: Joseph P. Young

Title: Fixed Income Securities

This foregoing Waiver is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto and that it has not sold or otherwise transferred any of the Notes originally purchased by it pursuant to the Note Purchase Agreements.

Teachers Insurance and Annuity Association of America

By /s/ Estelle Simsolo

Name: Estelle Simsolo

Title: Director - Private Placements

American United Life Insurance Company

The Guardian Life Insurance Company of America

The Guardian Insurance & Annuity Company, Inc.

Fort Dearborn Life Insurance Company

Berkshire Life Insurance Company of America

National Life Insurance Company

Life Insurance Company of the Southwest

Unum Life Insurance Company of America

United of Omaha Life Insurance Company

Companion Life Insurance Company

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Teachers Insurance and Annuity Association of America
Name of Holder	Outstanding Principal Amount and Series of Notes Held as of March 31, 2003
American United Life Insurance Company	$3,000,000
CUDD & CO. (as nominee of The Guardian Life Insurance Company of America)	$5,000,000 $2,500,000
CUDD & CO. (as nominee of The Berkshire Life Insurance Company of America)	$5,000,000
CUDD & CO. (as nominee of The Guardian Insurance & Annuity Company, Inc.)	$1,000,000
Bank One & Co. (as nominee of Fort Dearborn Life Insurance Company)	$1,000,000 $500,000
National Life Insurance Company	$4,000,000
Life Insurance Company of the Southwest	$3,000,000
CUDD & CO. (as nominee of Unum Life Insurance Company of America)	$15,000,000
United of Omaha Life Insurance Company	$13,000,000
Companion Life Insurance Company	$2,000,000
Nationwide Life Insurance Company	$5,000,000
Nationwide Life and Annuity Insurance Company	$2,000,000
Teachers Insurance and Annuity Association of America	$18,000,000